EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Job Aire Group Inc. on Form S-1 “Amendment No. 1” (File No. 333-280981), of our report dated May 13, 2024 (except for the effects of the restatement discussed in Note 1, as to which the date is June 25, 2024), with respect to our audits of the financial statements of Job Aire Group Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the financial statements refers to a restatement of previously-issued financial statements.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

August 22, 2024